Filed Pursuant to Rule 433 of the Securities Act

Registration No. 333-155644

333-155644-01

July 28, 2011

Final Pricing Terms

Sunoco Logistics Partners Operations L.P.

$300,000,000 4.650% Senior Notes Due 2022

$300,000,000 6.100% Senior Notes Due 2042

Issuer	Sunoco Logistics Partners Operations L.P.

Guarantor	Sunoco Logistics Partners L.P.

Ratings*	Baa2 / BBB / BBB (stable/stable/stable)

Principal Amount	$300,000,000 for the 2022 Senior Notes
$300,000,000 for the 2042 Senior Notes

Pricing Date	July 28, 2011

Settlement Date	August 2, 2011

Maturity Date	February 15, 2022 for the 2022 Senior Notes
February 15, 2042 for the 2042 Senior Notes

Benchmark Treasury	3.125% due May 15, 2021
4.750% due February 15, 2041

Benchmark Treasury Price	101.421875% for the 3.125% due May 15, 2021
108.3125% for the 4.750% due February 15, 2041

Benchmark Treasury Yield	2.956% for the 3.125% due May 15, 2021
4.253% for the 4.750% due February 15, 2041

Reoffer Spread to Benchmark	+ 170 bps for the 2022 Senior Notes
+ 185 bps for the 2042 Senior Notes

Reoffer Yield	4.656% for the 2022 Senior Notes
6.103% for the 2042 Senior Notes

Coupon	4.650% for the 2022 Senior Notes
6.100% for the 2042 Senior Notes

Coupon	Semi-annually each February 15 and August 15,
Payment Dates	beginning February 15, 2012

Price to the Public (%)	99.948% for the 2022 Senior Notes
99.955% for the 2042 Senior Notes

Gross Spread	0.650% for the 2022 Senior Notes
0.875% for the 2042 Senior Notes

CUSIP	86765B AJ8 for the 2022 Senior Notes
86765B AK5 for the 2042 Senior Notes

ISIN	US86765BAJ89 for the 2022 Senior Notes
US86765BAK52 for the 2042 Senior Notes

Make-whole call	T + 25 bps for the 2022 Senior Notes
T + 30 bps for the 2042 Senior Notes

Joint Book-Running Managers	Barclays Capital Inc.
Citigroup Global Markets Inc.

Senior Co-Managers	RBS Securities Inc.
TD Securities (USA) LLC
Wells Fargo Securities, LLC

Co-Managers	Deutsche Bank Securities Inc.
Mitsubishi UFJ Securities (USA), Inc.
Mizuho Securities USA Inc.
PNC Capital Markets LLC
Scotia Capital (USA) Inc.
UBS Securities LLC
U.S. Bancorp Investments, Inc.

Relationships with the Underwriters

Affiliates of the underwriters except for Mizuho Securities USA Inc., PNC Capital Markets LLC, RBS Securities Inc., Scotia Capital (USA) Inc., TD Securities (USA) LLC and U.S. Bancorp Investments, Inc. are lenders under our $395 million revolving credit facility that matures in November 2012.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a base prospectus) and a prospectus supplement with the U.S. Securities and Exchange Commission (“SEC”) for this offering. Before you invest, you should read the prospectus supplement for this offering, the base prospectus in that registration statement and other documents the issuer (including its parent, Sunoco Logistics Partners L.P.) has filed with the SEC for more complete information about the issuer (including its parent, Sunoco Logistics Partners L.P.) and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov. Alternatively, you may obtain a copy of the prospectus supplement from Barclays Capital Inc. by calling 888-603-5847 or Citigroup Global Markets Inc. by calling 877-858-5407.